Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE, dated as of July 21, 2015 (this “Amendment”), is between DW GLENDALE CA LANDLORD, LLC, a Delaware limited liability company (“Landlord”), and DREAMWORKS ANIMATION SKG, INC., a Delaware corporation (“Tenant”).

Background

WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement, dated as of February 23, 2015 (the “Lease”), pursuant to which Landlord leased to Tenant, and Tenant leased from Landlord, a parcel of real property located in Glendale, California; and

WHEREAS, Landlord and Tenant desire to amend the Lease in certain respects as set forth herein;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.     Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned thereto in the Lease.

Section 2.     Maintenance and Repair. Paragraph 11 of the Lease is hereby amended by adding an additional subparagraph at the end thereof as follows:

(e)    Tenant’s obligations to maintain and repair the Leased Premises in accordance with the terms of the Lease shall require, at a minimum, the obligation to cause the Leased Premises to be in a condition of repair and maintenance generally maintained by owners and users of similar first-class office buildings in Los Angeles County, California.

Section 3.     Default Provisions. Paragraph 19(a) of the Lease is hereby amended by (i) renumbering subparagraphs (ii), (iii) and (iv) thereof to be subparagraphs (iii), (iv) and (v), respectively and (ii) inserting a new subparagraph (ii) as follows:

(ii)    Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Basic Rent and Additional Rent as it becomes due.

Section 4.     Right of First Refusal. Paragraph 32(b) of the Lease is hereby amended by (i) deleting the word “or” at the end of clause (iv) therein and substituting therefor a semicolon and (ii) inserting an additional clause at the end thereof as follows: “(vi) any sale or conveyance of the Leased Premises, or of any direct or indirect controlling interest in Landlord, to any Affiliate of Landlord.”

Section 5.     Miscellaneous. The Lease, as amended hereby, remains in full force and effect. This Amendment shall be governed by, and construed in accordance with, the laws of the State of California. This Amendment may be executed by the parties hereto on separate counterparts, each of which shall constitute an original and which taken together shall constitute a fully executed copy hereof. The parties hereto may distribute their signatures to this Amendment by electronic means, including by pdf, and such signatures shall be deemed to be originals for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized respective officers as of the date first written above.

DREAMWORKS ANIMATION SKG, INC., as Tenant

By:	/S/ ROBERT A. KELLY
Name: Robert A. Kelly
Title: Assistant Secretary

DW GLENDALE CA LANDLORD, LLC, as Landlord
By: SunTrust Equity Funding, LLC, its sole member

By:	/S/ ALLISON MCLEOD
Name: Allison McLeod
Title: Manager

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